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                                                                       EXHIBIT G


                                LOCK-UP LETTER


Raymond James & Associates, Inc.
Jefferies & Company, Inc.
Principal Financial Securities, Inc.
     As representatives of the several Underwriters
c/o Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida


Ladies and Gentlemen:

     This letter is being delivered to you in connection with the Underwriting Agreement (the "Underwriting Agreement") that may be executed in connection with the proposed public offering (the "Offering") between Edge Petroleum Corporation (the "Company") and you, as representatives of a group of underwriters, relating to the sale to the underwriters of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock").

     To induce you and the other underwriters to enter into the Underwriting agreement, the undersigned agrees that during the period beginning on February 21, 1997 and continuing to and including the date 180 days after the date of the final Prospectus used in connection with the Offering, the undersigned will not offer, sell, contract to sell or otherwise dispose of, any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such similar securities, without your prior written consent; provided, however, that the undersigned (i) may transfer any or all shares of Common Stock held either during the undersigned's lifetime or on death by will or intestacy to the undersigned's immediate family ("Immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the undersigned) or to any custodian or trustee for the account of the undersigned or the undersigned's immediate family, and (ii) may make a bona fide pledge or mortgage of any shares of Common Stock with a commercial lending institution; and provided, further, that in any such case, the undersigned's immediate family or commercial lending institution shall receive and hold such shares of Common Stock subject to the restrictions of this lock-up letter, and there shall be no further transfer of such stock except in accordance with this lock-up letter.



                                                /s/ JOHN SFONDRINI
                                            By:_________________________________
                                            Printed name:  John Sfondrini
                                            Date:  2/24/97